Exhibit 99.1

Ciber, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.Ciber.com

Ciber, Inc. Announces Departure of Chief Operating Officer

GREENWOOD VILLAGE, Colo. — Jan. 7, 2014 — Ciber, Inc. (NYSE-CBR), a leading global information technology consulting, services and outsourcing company, today announced that Richard Genovese, Executive Vice President and Chief Operating Officer (COO) is leaving the company to pursue other professional opportunities. Genovese has served as the company’s COO since 2011.

Dave Peterschmidt, Chief Executive Officer said, “On behalf of the Board and the entire Ciber team, I want to thank Rick for his many contributions to Ciber over the past two years. Rick has played an instrumental role in our successful effort to build a deep bench of talent within our organization that is focused on strengthening our customer relationships, increasing our engagement with partners and driving operational efficiencies that will benefit all stakeholders. Ciber remains on track with its strategy and recently announced restructuring.”

“I have a great deal of admiration and respect for the Ciber team, and believe they are well positioned for sustainable growth,” said Mr. Genovese. “While this was a difficult decision, opportunities outside of Ciber to further my career have become available. I believe that Ciber has put in place all the necessary building blocks and leadership to execute its strategic plan for solid revenue growth, margin expansion and a healthy, balanced portfolio of services.”

As previously announced, the company plans to release fourth-quarter and full year 2013 earnings results and host its conference call on February 11, 2014.

About Ciber, Inc.

Ciber is a global IT consulting company with about 6,700 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results

(MORE)

driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.

Contact:

Christian Mezger

Investor Relations

303-267-3857

cmezger@ciber.com

Betsy Loeff

Media Relations

303-220-0100

bloeff@ciber.com

###